EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST
DECLARES DECEMBER CASH DISTRIBUTION

    Dallas, Texas, December 18, 2006 - Bank of America, N.A., as Trustee of the Hugoton Royalty Trust (NYSE - HGT), today declared a cash distribution to the holders of its units of beneficial interest of $0.045325 per unit, payable on January 16, 2007, to unitholders of record on December 29, 2006.  This low distribution is attributable to significantly lower gas prices in October, the primary production month for underlying gas sales volumes.  The NYMEX gas price for October was $4.20 per MMBtu, as compared to $6.82 for September, $7.15 for November and $8.32 for December.  The following table shows underlying gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Gas Sales Volumes (Mcf) (a)
	Total	Daily	Average Gas Price per Mcf
Current Month Distribution	2,531,000	82,000	$ 3.80

Prior Month Distribution	2,483,000	83,000	$ 5.77

(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

    Nine wells are currently being drilled on the underlying properties.  Budgeted development costs of $5,000,000 were deducted for this distribution.  Production expense for the month was $2,304,000 and overhead was $716,000.

    For more information on the Trust, please visit our web site at www.hugotontrust.com.

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Contacts:	Nancy G. Willis Vice President Bank of America, N.A. (Toll Free) 877/228-5083	Louis G. Baldwin Executive Vice President & Chief Financial Officer XTO Energy, Inc. 817/870-2800